Exhibit 14.1

NPC RESTAURANT HOLDINGS, LLC
CODE OF BUSINESS CONDUCT AND ETHICS
(for Directors, Officers and Employees)
(Updated August 22, 2014)

This Code sets forth specific corporate policies governing the conduct of the business of NPC Restaurant Holdings, LLC ("Parent"), each of its subsidiaries, including NPC International, Inc. ("NPC") (collectively, the "Company" or "we", "our" or "us") and the ethical standards that each Director, Officer, Employee and agent (collectively, "Employees" or "you" or "your") of the Company should adhere to while acting on behalf of the Company.  These policies are designed to deter wrongdoing and promote:

A.  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B.  Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

C.  Compliance with applicable governmental laws, rules and regulations;

D.  Protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

E.  Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code.

Our reputation for honesty, integrity and fair dealing with our customers, others we do business with, our Employees and the communities we serve is our most important asset. Accordingly, we require that you act in a manner consistent with the letter and intent of this Code and the underlying policies.  Conduct which is not in strict compliance with these policies will be viewed as acting outside the scope of your employment or agency and will be subject to disciplinary action, including demotion or dismissal.  Failure to comply with the legal requirements referenced in this Code can also subject you and the Company to criminal and civil penalties, money damages and regulatory sanctions.  Accordingly, each of you is expected to become familiar with these policies and to affirm your agreement to comply with these policies by signing the Compliance Certificate that appears at the end of this Code.  You are also expected to oversee compliance with this Code by other Employees under your supervision. Transactions, relationships and actions that are permitted by any written agreement to which the Company or any parent entity of the Company is a party and that has been approved by the governing body of the Company or such entity shall not be considered a violation of this Code, including, without limitation, those permitted by any of the following agreements:  (i) any written employment agreement between an Employee and the Company or any parent entity of the Company, as it may be amended, (ii) the Stockholders Agreement, made as of November 6, 2011, among the Company, Olympus Growth Fund V, L.P., a Delaware limited partnership ("Olympus"), and the other parties thereto, as it may be amended, and (iii) the Advisory Services Agreement made as of December 28, 2011 among the Company, NPC International Holdings, Inc., a Delaware corporation, and Olympus Advisors V, LLC, a Delaware limited liability company, as it may be amended.

The topics discussed in this Code may not cover every situation and are in addition to our other policies and programs.

I.	ADMINISTRATION OF THE CODE

The Audit Committee (the "Audit Committee") of the Board of Directors of the Parent (the "Board of Directors") is responsible for setting the standards contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, and the business practices within the Company's industry as well as the Company's own business practices.

The Ethics Officer reports to the Audit Committee and is initially responsible for providing interpretive guidance in applying these policies to specific situations and for generally overseeing implementation and enforcement of the policies set forth in this Code.

The Chief Executive Officer and other members of senior management will also lend their full support to the efforts of the Audit Committee and the Ethics Officer (which is currently Christee Highbarger, Director of Internal Audit) in this regard as well as lead by example.

The Company recognizes that rapid changes in business and its regulatory framework frequently raise new ethical and legal considerations.  No set of guidelines, therefore, should be considered the absolute last word under all circumstances.  We encourage you to consult with the Ethics Officer or the Audit Committee if there is any doubt as to the proper course of action under this Code.  (See "Reporting Violations of the Code" in Section X).

II.	LEGAL COMPLIANCE

It is the policy of the Company to fully comply with, and to require its Employees to fully comply with, all laws, rules, regulations, orders, directives and judgments of governmental agencies or authorities, courts and administrative bodies (collectively referred to herein as "Law") that are applicable to the business of the Company.  Each of you is required to become familiar with and comply with both the letter of, and the spirit of, all such Laws that are applicable to the business of the Company and which govern your area of involvement with, and responsibility for, the business of the Company.  You are not authorized by the Company to take any action, or to fail to take any action, which would constitute a violation of Law.  Whenever you have any question or doubt as to the applicability or interpretation of any particular Law, or how to comply with any particular Law, you should contact the Ethics Officer for advice.  If the Ethics Officer is not sure how to answer your question, they will contact the Company's outside legal counsel for guidance.

Such Laws prohibit Employees from, among other things, trading in the Company's securities while in possession of material nonpublic information concerning the Company, or making selective disclosure of such information, in violation of any Insider Trading Policy adopted by the Company with respect to its Directors, Officers or Employees or the Company's Fair Disclosure Policy.  However, it is not practically feasible to describe in this Code all the Laws that are applicable to the business of the Company.  For a review of the relevant Laws applicable to the business of the Company, you should contact the Ethics Officer or the Company's outside legal counsel.

In the event that the Company, or any Employee of the Company, has violated any Law applicable to the business of the Company, it is the policy of the Company to give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards which the Law has established for the benefit of persons under investigation.  Therefore, if any government investigator or agency contacts an Employee and requests information or access to the Company's books, records or facilities, such Employee shall immediately inform the Ethics Officer of the request.

III.	STANDARDS OF CONDUCT

Unless affirmatively waived as provided in Section XII below, each Employee shall observe the following standards of conduct:

A.  Employees shall exercise honesty, objectivity, and diligence and act ethically in the performance of their duties and responsibilities.  Employees are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties.  The Company is also committed to sustaining a work environment that fosters mutual respect, openness and individual integrity.

B.  Employees shall exhibit loyalty in all matters pertaining to the affairs of the Company.  However, employees shall not knowingly be a party to an illegal or other improper activity whether or not it is intended to benefit the Company.

C.  Employees shall not knowingly engage in acts or activities which are discreditable to the Company's reputation or best interests.

D.  Employees shall refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interest of the Company or which would otherwise interfere with their ability to:  (i) exercise independent judgment in carrying out their duties and responsibilities, (ii) devote undivided loyalty to the Company, or (iii) work objectively and effectively in performing duties and responsibilities.  Such activities may include, without limitation: investments in suppliers, customers or competing companies (except insubstantial securities investments in publicly traded companies); outside employment which would affect working efficiency or create a conflict of interest; direct or indirect ownership of property which may be sold or leased to the Company; taking part in any activity that enhances or supports a competitor's position; or engaging in any significant business transaction with any person with whom the Employee has a familial or close personal relationship.

E.  Employees shall not use Company property, information or his or her position in the Company for his or her own personal gain or benefit.  This prohibition including learning of a business opportunity that falls within any current or planned line of business of the Company and either taking such business opportunity for himself or herself or a member of his or her family, or disclosing such business opportunity to any third party, without first having offered the business opportunity to the Company acting through Board of Directors and with a majority of the independent and disinterested members of the Board of Directors declining to pursue such business opportunity.

F.  Employees shall not compete with the Company, except as authorized by the Audit Committee.

G.  Employees shall not take, use or divert Company property, equipment or services for any purpose other than to advance the business purposes and best interests of the Company.  The unauthorized use or removal of property or equipment belonging to the Company is theft and will be treated as such.

H.  Employees shall not accept anything of material value, to the Employee, from an employee, customer, supplier, or business associate of the Company which would impair, or reasonably appear to impair, their independent judgment or ability to act solely in the best interest of the Company.  Employees shall notify the Ethics Officer and immediate supervisor prior to accepting anything of greater than $100 in value from a customer, supplier, or business associate of the Company.  In addition, under no circumstances may an employee request gifts (e.g. concert tickets, professional or college sporting events, etc) from a supplier or business associate, without first obtaining the permission of either the Ethics Officer or the CFO.  Directors that are affiliated with Olympus are excluded from this Section III.H. to avoid the potential for conflict with the separate policies of Olympus and its affiliates on the receipt of gifts.

I.  Employees shall not use Confidential Information acquired in the course of their duties for any personal gain nor in any manner which would be contrary to law, in breach of agreements to which the Company is a party or otherwise detrimental to the best interests of the Company.  Confidential information includes (i) information marked "Confidential," "Private," "For Internal Use Only," or similar legends, (ii) technical or scientific information relating to current and future products, services or research, (iii) business or marketing plans or financial projections, (iv) earnings and other internal financial data, (v) personnel information, (vi) supply and customer lists, (vii) other nonpublic information that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its suppliers, customers or other business partners, and (viii) the personal financial or other sensitive private information of customers of the Company (collectively, the "Confidential Information").

J.  Employees shall disclose Confidential Information to other Employees of the Company only on a need to know basis and shall not disclose Confidential Information to any other person, except as required by Law, or as authorized by your supervisor or appropriate Officers of the Company.  To avoid inadvertent disclosure of Confidential Information, Employees shall not discuss Confidential Information with or in the presence of any unauthorized persons, including family members and friends.  An Employee who leaves the employ of the Company must return all Confidential Information in his or her possession or control to the Company, and shall remain obligated to use and protect the Confidential Information of the Company, and its suppliers and customers consistently with the principles set forth in this Code.

K.  Employees, when reporting on the results of their work, shall reveal all material facts known to them which, if not revealed, could either distort reports of operations or conceal unlawful practices.

L.  Employees shall perform assigned duties to the best of the Employee's ability and in the best interests of the Company, its customers, associates and shareholders.

M.  All Employees involved in creating, processing or recording accounting or financial information are held responsible for its integrity and are responsible for full, accurate, fair, timely and understandable disclosure in the periodic reports required to be filed by the Company derived, directly or indirectly, from such records and information.

N.  Employees must not misstate information given to, or conceal information from, the Company's Directors, Officers or independent auditors.

O.  Employees who become aware of a possible omission or inaccuracy of accounting or financial entries or basic data supporting such entries shall report such information to their supervisor. If the omission or inaccuracy is intentional or if the Employee believes that the supervisor has failed to take appropriate action with respect to the omission or inaccuracy, the Employee shall report such information to the Ethics Officer or the Audit Committee as described in this Code or in accordance with the Audit Committee Complaint Policy and Procedures for Violation of Securities Laws or Code of Business Conduct and Ethics Relating to Financial and Disclosure Matters.

P.  In dealing with public officials and private business associates, the Company will utilize only ethical commercial practices.  The Company and its Employees will not seek to influence sales of its products or services (or other events impacting on the Company) by payments of bribes, kickbacks or other questionable inducements.  The Company policy does not prohibit expenditures by Employees for meals and entertainment of suppliers and customers which are ordinary and customary business expenses, if they are otherwise lawful.  The lawful expenditures incurred in this way should be properly accounted for in an expense report.  Employees may not use the Company's funds, goods or services as contributions for political parties, candidates or campaigns, unless previously authorized in writing by the Company.

Q.  While the Company may hire individuals who have knowledge and experience in various technical areas, it is not the Company's intent to employ such persons as a means of gaining access to the trade secrets of others.  New Employees will not be asked to divulge such trade secrets.  Similarly, we require that Employees not make unauthorized disclosure of our trade secrets, either during their employment or thereafter.

IV.	SEC AND OTHER PUBLIC DISCLOSURE

The Company is dedicated to fully complying with the applicable federal and state securities laws, including reporting requirements, and to ensuring that information contained in its public communications and its publicly filed financial statements and periodic reports is accurate, complete, fair and understandable, in all material respects.

The Company's books and records will reflect, in an accurate, complete, fair and timely manner, the transactions and disposition of assets of the Company.  All funds and assets will be properly recorded and disclosed.  Employees may not use the books and records to mislead those who receive them, or to conceal anything that is improper (e.g., secret funds).  Those responsible for the accounting and record-keeping functions must be vigilant in ensuring that the Company's funds or assets are not used for any unlawful or improper purpose.  Employees are required to promote accurate, complete, fair, timely, and understandable disclosure, in all material respects, in the periodic reports required to be filed by us and in all public communications.

Accordingly, the Company is committed to providing an environment which is receptive to receiving and effectively dealing with complaints regarding its accounting, internal accounting controls, or auditing matters and maintaining the confidentiality of Employees who submit such concerns regarding questionable accounting or auditing matters.

Under the "Audit Committee Complaint Policy and Procedures for Violation of Securities Laws or Code of Business Conduct and Ethics Relating to Financial and Disclosure Matters" (the "Complaint Policy"), the Audit Committee maintains an "open door" approach to receiving, retaining and handling complaints and notification regarding the Company's accounting, internal accounting controls, auditing matters and other reportable offenses as described in that Complaint Policy.  We encourage the prompt reporting of such complaints or concerns so that rapid and constructive action can be taken.  The Complaint Policy provides a means for submitting complaints or concerns on an anonymous basis.  Attention is also directed to Section X, "Reporting Violations of the Code."  The Company strictly prohibits retaliation against any person who provides a report under the Complaint Policy or this Code.

V.	IMPROPER INFLUENCE OVER AUDITORS

The Company recognizes the importance of preventing improper influence on the conduct of auditors.  Accordingly, the Company prohibits any Employee from taking any action, or failing to take any action, to fraudulently influence, coerce, manipulate, or mislead any of our auditors during their review or audit of our financial statements, and related books and records, for the purpose of rendering the financial statements false or materially misleading.  Such conduct is prohibited even if it does not succeed in affecting the auditors' review or audit.  Improper influence would include, but is not limited to, directly or indirectly:

A.  Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.

B.  Providing an auditor with inaccurate or misleading accounting, financial or legal analysis, records or information.

C.  Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the proposed accounting.

D.  Seeking to have a partner removed from the audit engagement because the partner objects to the proposed accounting.

E.  Blackmailing.

F.  Making physical threats.

Actions that could result in rendering the Company's financial statements materially misleading include, but are not limited to, actions taken to coerce, manipulate, mislead, or fraudulently influence the Company's independent auditor:

A.  To issue or reissue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other professional or regulatory standards);

B.  Not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards;

C.  Not to withdraw an issued report; and

D.  Not to communicate matters to the Company's Audit Committee.

VI.	INTERNAL CONTROL OVER FINANCIAL REPORTING AND DISCLOSURE CONTROLS AND PROCEDURES

The Company shall maintain disclosure controls and procedures and internal control over financial reporting which collectively ensure that the information required to be disclosed by the Company in its periodic reports, current reports and proxy statements ("Exchange Act Reports") filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder is:

●	Recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms; and

●	Accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure.

The Company shall maintain a system of internal control over financial reporting to ensure reliability and adequacy of its books and records and proper recording of all transactions including dispositions of assets.  The Company has established guidelines and procedures related to the keeping of books and records that in reasonable detail accurately and fairly reflect the Company's transactions and dispositions of assets.  The Company guidelines and procedures are intended to prevent the Company's records from being misleading or concealing anything that is improper.

Employees must strictly comply with the disclosure controls and procedures and internal control over financial reporting and must be vigilant in ensuring that the Company's funds or assets are not used for any unlawful or improper purpose.  Employees may only enter into transactions which are executed in accordance with the Company's specific authorization or established formalized policies and procedures.  Employees must not allow any transaction to be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated employee.

Any failures regarding these controls or procedures should be reported to Chief Financial Officer or the Director of Internal Audit (or other person assigned the responsibility for the internal auditing function), so that deficiencies can be corrected and assurance of compliance can be maintained.

VII.	RECORD RETENTION AND DESTRUCTION; GOVERNMENT INVESTIGATIONS.

A.  Generally.  The Company's corporate records are important assets.  The Company is required by Law and its business needs to follow certain specific requirements in managing Company records, including certain requirements regarding the retention and destruction of certain records.  Records include paper documents, compact disks, computer hard disks, e-mail, floppy disks, microfiche, microfilm and all other media, and all other records Employees produce, whether in hard copy or electronic form, and informal records such as desk calendars and personal notes regarding Company matters.  The Company and its Employees may be subject to certain civil and criminal penalties for failure to comply with these requirements.  From time to time the Company establishes retention or destruction policies and schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management.

Each Employee must fully comply with any such published records retention or destruction policies and schedules with the important exceptions described below.  If an Employee has reason to believe, or the Company informs an Employee (such as through a legal hold described in the next subsection), that Company records are relevant to pending or anticipated litigation or a governmental proceeding or investigation, then the Employee must preserve those records until the Company's legal counsel determines that the records are no longer needed.  This exception to any record destruction policy supersedes any previously or subsequently established destruction schedule for those records.  If an Employee has reason to believe that the exception to any record destruction policy may apply, or has any question regarding the possible applicability of such exception, the Employee should contact the Company's legal counsel or Ethics Officer for advice.

B.  Legal Hold on Records.  A legal hold suspends all record destruction policies and schedules in order to preserve appropriate records under special circumstances, such as pending or anticipated litigation or government proceedings or investigations.  The Company's legal counsel will determine and identify what types of Company records are required to be placed under a legal hold.  Every Company Employee must comply with this policy.  The Company's legal counsel will notify each Employee if a legal hold is placed on records for which that Employee is responsible.  Such Employee must then preserve and protect the necessary records in accordance with instructions from the Company's legal counsel.  RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.  A legal hold remains effective until it is officially released in writing by the Company's legal counsel.  If an Employee is unsure whether a record has been placed under a legal hold, the Employee should preserve and protect that document and then contact the Company's legal counsel or Ethics Officer for advice.

VIII.	SOFTWARE LICENSING

It is the policy of the Company to acquire and use computer software in compliance with all Laws and software license agreements.  Most software licenses prohibit copying except for backup purposes.  Federal copyright law imposes monetary and criminal sanctions for illegal software use, including illegal copying.  All software used on the Company's computer systems must be lawfully acquired, and must not be copied for illegal purposes.  Records verifying a software purchase and copies of the applicable software license should be kept so long as such software remains installed on any Company computer, regardless of whether it is actually used.  Personal software should not be installed on the Company's computer systems without prior approval by the Company.

IX.	USE OF CORPORATE TELEPHONES, COMPUTERS AND EMAIL – PRIVACY

The Company furnishes Employees with the equipment, including computers and telephones, necessary to efficiently and effectively perform their jobs.  All such equipment remains the sole and exclusive property of the Company.  Employees must care for that equipment and use it responsibly and primarily for Company business purposes in a legal, ethical and appropriate manner.  If Company equipment is used at your home or off site, Employees must take precautions to protect it from theft or damage.  Employees must immediately return all such equipment to the Company upon cessation of employment.  Employees or other persons using Company equipment should not maintain any expectation of privacy with respect to information transmitted over, received by or stored in any electronic communications device owned, leased or operated in whole or in part by or on behalf of the Company.  To the maximum extent permitted by applicable Law, the Company retains the right to gain access to any information received by, transmitted by or stored in any such electronic communications device, by and through its Employees or other persons, at any time, either with or without the Employee's or third party's knowledge, consent or approval, and all such information is the property of the Company.

X.	REPORTING VIOLATIONS OF THE CODE

A.  Obligation of Employees to Report Violations.  Each Employee of the Company shall conform his or her conduct with the requirements of this Code.  Each Employee of the Company is also required to assist the Ethics Officer, the internal auditing department, and the Audit Committee in monitoring compliance with this Code by the Company and fellow Employees.  Whenever an Employee has information regarding any possible violation of this Code that has taken place, is taking place, or is anticipated to take place, the Employee shall promptly report that information consistent with this Code.  The Employee will not be retaliated against and should not fear retaliation for reporting information in good faith, in accordance with this Code.

B.  Procedures for Reporting Violations.  Whenever an Employee has information regarding any possible violation or incipient violation of this Code, the Employee should first consider bringing such information to his or her immediate supervisor, the Chief Financial Officer or the Chief Executive Officer.  Management is responsible for maintaining a workplace environment that encourages and solicits frank and open communication regarding compliance with this Code.  However, if an Employee does not feel comfortable bringing such information to management, or if the possible violation of this Code involves the activities of management, the Employee may report the information to the Ethics Officer, the Director of Internal Audit (if then different from the Ethics Officer), or the Audit Committee.  If the matter involves the Ethics Officer, financial reporting or disclosure matters or matters within the control of the Ethics Officer, the Employee is encouraged to report the matter directly to the Director of Internal Audit (if then not also the Ethics Officer) or the Audit Committee. The Audit Committee encourages Employees who report information to management, the Ethics Officer, the Director of Internal Audit (if then not also the Ethics Officer), or the Audit Committee to identify themselves when making such a report in order to facilitate the investigation of the possible violations of this Code by the Ethics Officer, the Director of Internal Audit (if then not also the Ethics Officer), the Audit Committee or others as appropriate.  The Ethics Officer, the Director of Internal Audit (if then not also the Ethics Officer), and the Audit Committee will use every reasonable effort in order to protect the confidentiality of the identities of Employees reporting information to the Ethics Officer, the Director of Internal Audit, or the Audit Committee.  However, an Employee may also report information directly and confidentially to the Audit Committee on an anonymous basis, by:

1. Submitting the information to the Audit Committee in writing at 7300 West 129th Street, Overland Park, KS 66213.

2. Submitting the information through the Company's web portal by accessing the corporate governance link which provides a place for drafting and submission of an e-mail that is sent directly to the Company's Audit Committee Chairman.

Persons desiring to report via e-mail who want to ensure their confidentiality should (i) set up an account with hotmail or another third-party provider, and (ii) inform that third-party provider that the account holder information is confidential and should not be disclosed to anyone.  This Code prohibits anyone from the Company from attempting to determine the owner of such account.

C.  Cooperation with Investigations of Violations.  Each Employee is obligated to fully cooperate with investigations of possible violations of this Code by management, the Ethics Officer, the Director of Internal Audit (if then not also the Ethics Officer), or the Audit Committee.  Any Employee who has information relevant to an investigation of possible violations of this Code must not discuss or disclose such information to any person not authorized by the Ethics Officer, the Director of Internal Audit (if then not also the Ethics Officer), or the Audit Committee, except as may be required by law or for the purpose of obtaining legal advice.

XI.	EMPLOYMENT-AT-WILL

Unless there is a specific and personal written employment agreement between the Company, signed by an authorized officer of the Company and the Employee, the Employee is free to leave the employment of the Company and the Company may terminate the employment of the Employee at any time for any or no reason.  The Company's policy is to be an employment-at-will employer.  Nothing contained in this Code or in other publications of the Company is intended by the Company to be, nor shall it be construed as, an employment agreement or contract of employment.  As some states have laws governing the employment-at-will relationship, contacting the Human Resources Department prior to discharging any Employee can help ensure the legality of these involuntary separations.

XII.	WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

No provision of this Code may be waived for a member of the Company's Board of Directors, an Executive Officer, or a senior financial or accounting officer of the Company, except upon the written approval of the Audit Committee.  Any such waiver of any provision of this Code for categories of persons specified in SEC rulemaking under Section 406 of the Sarbanes-Oxley Act of 2002 (or, then applicable to the Parent or NPC, any applicable national securities exchange or inter-dealer quotation system rules) may be required to be promptly publicly disclosed to the Company's stockholders under Item 5.05 of Form 8-K.

The provisions of this Code may be waived for persons who are not Directors, Executive Officers, or senior financial or accounting officers by the Ethics Officer.

XIII.	DISSEMINATION; DISTRIBUTION AND CERTIFICATION

This Code will be posted on our intranet and notice of this Code will be physically posted at each Company office and facility in the appropriate locations.  This Code and any amendments or waivers thereto will also be disseminated by the Company as and to the extent required by the applicable rules of the SEC and any national securities exchange or inter-dealer quotation system on which securities of the Company are then traded.

At commencement of employment, and on a periodic basis thereafter, all officers of the Company and all other Employees who may be designated individually or by class by the Board of Directors or the Audit Committee from time to time will be provided with a copy of this Code and will be required to execute the attached Compliance Certificate.

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COMPLIANCE CERTIFICATE

I have read and understand the Code of Business Conduct and Ethics which is applicable to all Directors, Officers, Employees and agents of the Company (the "Code").  I will adhere in all respects to the ethical and business conduct standards described in the Code.  I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
Name:
Title/Position:

Check one of the following:

☐  A Statement of Exceptions is attached.

☐  No Statement of Exceptions is attached.